Exhibit 99 - Press release issued March 19, 2004

28470 13 Mile Road Suite 300 Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Laurie Owens
Director of Customer Service
Phone: 810-987-2200 Ext. 2023

SEMCO ENERGY Announces $50 Million Equity Private Placement

FARMINGTON HILLS, Mich., March 19, 2004 — SEMCO ENERGY, Inc. (NYSE: SEN) today announced the private placement of up to $50 million of convertible preference shares (the "Securities") to K-1 GHM, LLLP ("K-1"), an affiliate of private equity firm k1 Ventures Limited. The Securities are convertible into shares of the Company’s common stock at a conversion price of $6.6257 per share. Non-cash dividends will accrue initially at a rate of 6% for three years then increase annually by 1% to a maximum rate of 10%. The Securities are perpetual preference shares. If converted, the Securities would represent approximately 7.5 million shares, or 21%, of the Company’s outstanding common stock. In addition, the Company issued to K-1 detachable warrants to purchase 905,565 additional common shares at an exercise price of $6.6257.

The Company will use the net proceeds from the private placement to repay existing indebtedness, reflecting the Company’s continued focus on strengthening its balance sheet and improving its credit ratings.

The Company will issue the Securities in two tranches. The issuance of the initial tranche, representing a face amount of approximately $31 million, occurred today. The issuance of the remaining securities must be approved by the shareholders of the Company and are required to be issued no later than June 30, 2004.

In conjunction with the transaction, K-1 will have the right to nominate two members to the Company’s board of directors, or to appoint at least 22% of its members, whichever is greater.

"This transaction represents the next step in the Company’s ongoing efforts to improve its credit quality and to increase book equity. Along with other previously announced strategic actions, the Company is committed to focusing on its gas distribution businesses," said George A. Schreiber, Jr., President and Chief Executive Officer of SEMCO Energy, Inc. "Further, K-1’s investment is a much needed equity capital infusion which will greatly assist the Company’s efforts to meet operating and financial goals."

K1 Chairman and CEO Mr. Steven Green stated that "k1 is pleased to have the opportunity to invest in SEMCO. We are optimistic that under the leadership of SEMCO’s new President and Chief Executive Officer, Mr. George A. Schreiber, Jr., that SEMCO will have a bright and profitable future."

Credit Suisse First Boston acted as the Company’s exclusive placement agent of the Securities.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to approximately 391,000 customers in Michigan and Alaska. It owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in several regions in the United States. In addition, SEMCO provides information technology, specializing in serving mid-sized companies in various sectors.

k1 Ventures Limited invests in a wide range of investments across diverse sectors. k1 Ventures Limited is domiciled in the Republic of Singapore and is listed on the Singapore Exchange Securities Trading Limited (the Singapore Stock Exchange). K-1 GHM, LLLP is an affiliate of k1 Ventures Limited.

The following is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, the Company’s ability to implement its strategic, operational and financial initiatives, management performance and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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